STATEMENT RE COMPUTATION OF                 EXHIBIT 11
                               PER SHARE EARNINGS

Primary earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding and common equivalent shares with a dilutive effect. Common equivalent shares are shares which may be issuable upon exercise of outstanding stock options and warrants. Stock options and warrants were included in earnings per primary common share computed for both periods presented.

Fully diluted earnings per common share are determined on the assumption that the weighted average number of common shares and common equivalent shares outstanding is further increased by the effect of the end of period market price on stock options and stock warrants. Stock options and stock warrants were included in earnings per fully diluted common share computations for the nine months ended September 30, 1994 and 1993, and for the three months ended September 30, 1993.

The following table presents information necessary for the computation of earnings per share, on both primary and fully diluted bases, for the three and nine months ended September 30, 1994 and 1993.

                             Three Months Ended         Nine Months Ended
                                September 30,              September 30,
                             1994          1993         1994         1993
                          ----------    ----------   ----------   ----------
Average number of
 common shares
 outstanding . . . . .     13,922,335   13,276,464   13,842,695   13,135,535

Common share
 equivalents on
 stock options
 and stock warrants
 based on average
 market price. . . . .        442,995      765,471      476,741      761,249
                           ----------   ----------   ----------   ----------
Average number of
 common shares
 outstanding to
 compute primary
 earnings per share. .     14,365,330   14,041,935   14,319,436   13,896,784

Incremental common
 share equivalents
 on stock options
 and stock warrants
 based on end of
 period market price .              -       67,764        1,398       49,832
                           ----------   ----------   ----------   ----------
Average number of
 common shares
 outstanding to
 compute fully
 diluted earnings
 per share . . . . . .     14,365,330   14,109,699   14,320,834   13,946,616
                           ==========   ==========   ==========   ==========